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MACDERMID  INCORPORATED  NEWSLINE
245  FREIGHT  STREET
WATERBURY,  CT  06702
TEL  (203)  575-5700

                             WATERBURY, CONNECTICUT
                            FRIDAY, DECEMBER 12, 2003
                              FOR IMMEDIATE RELEASE
                  EXECUTIVE APPOINTMENT - SALE OF JOINT VENTURE
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MacDermid, Incorporated, (MRD) a worldwide manufacturer of proprietary specialty chemical products and materials for the electronics, metal finishing and graphic arts industries, announced today the appointment of Stephen Largan as Executive Vice President-Operations. Reporting to Mr. Largan will be all of the operating units of the company. Mr. Largan had been President of MacDermid's Printing Solutions Americas Business. Mr. Largan, 35 years of age, is married with three children. He lives in Atlanta and will be relocating to the Company's Executive Headquarters in Denver.

MacDermid, Inc. also announced today the divestiture of its 60% ownership in its Spanish joint venture with Eurocir Group. The sale will end MacDermid's involvement in Electronics Manufacturing.

Mr. Daniel Leever, Chairman and CEO said "I have worked closely with Stephen for the last five years. We have developed an outstanding working relationship. The depth of Stephen's management capability, especially operationally, has been clearly demonstrated with the successful "MacDermidization" of the Printing Solutions business over the last two years. There are important opportunities for operational improvements in all of our businesses that I do not have the capacity to drive alone. I will be working hand in hand with Stephen and our business leaders around the world to further build on our successful business and cultural model."

Commenting on the conclusion of the disposal of the Eurocir JV, Mr. Leever said, "The sale of our interest in the Eurocir Group finalizes our exit from electronics manufacturing. It does not end our involvement with Eurocir as they will transition from a partner to one of our most important customers. Whereas this venture was not successful financially, it provided us the opportunity to partner with an unusual man,
Mr. Antonio Roderiquez, who throughout our involvement demonstrated the utmost in integrity and savvy business judgment. It was an honor for the MacDermid Group to partner with such a fine organization lead by such a great man. Our investment was managed by Mr. Vicente Barberan, the Managing Director of MacDermid Espana. This required a tremendous effort and a delicate balancing act to ensure that the interests of the MacDermid Group, Eurocir, and our other electronics customers were properly balanced. Mr. Barberan's successful, friendly conclusion of this transaction clearly demonstrates the depth of our management capacity."



Website: http://www/macdermid.com
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     MacDermid, Incorporated
NYSE - MRD
CUSIP 554273 10 2
December 12, 2003
This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation's future business prospects. Investors should also be aware of factors which could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales at certain times in certain markets.